EXHIBIT 99.1



                              FOR IMMEDIATE RELEASE

                                  PRESS RELEASE

Illini Corporation                                  Contact:  Burnard K. McHone
3200 West Iles Avenue                          President/Chief Executive Officer
Springfield, Illinois  62707                                      (217) 787-5111


                   ILLINI CORPORATION COMPLETES FARMERS STATE
                  BANK ACQUISITION AND AMENDS RIGHTS AGREEMENT

SPRINGFIELD, ILLINOIS (November 24, 1999)

Illini Corporation announced today that it has completed the acquisition of Farmers State Bank of Camp Point in Camp Point, Illinois. As a result of the acquisition, the stockholders of Farmers State Bank received cash in the amount of $3,456,260 and 123,333 shares of Illini common stock, increasing the number of Illini's outstanding shares to approximately 571,789.

Illini also announced today that immediately prior to the closing of the acquisition, Illini amended its Rights Agreement by and between Illini and Illinois Stock Transfer Company. The amendment affects the definition of "beneficial owner" under Section 1(c) of the Rights Agreement to provide that a person will not be deemed the beneficial owner of any shares of Illini common stock as a result of the operation of a Non-Compete, Standstill and Sale of Personal Goodwill Agreement entered into by and between Illini and Ernest H. Huls, the former majority stockholder of Farmers State Bank. As result of the acquisition, Mr. Huls now owns approximately 22% of Illini's common stock. The agreement with Mr. Huls, among other things, provides that for a period of five years after the closing date of the acquisition, in the election of directors and in any matter submitted to a vote of shareholders, Mr. Huls will vote his shares of Illini common stock in accordance with the recommendations of Illini.

Illini Corporation owns 100% of the stock of Illini Bank, Springfield, Illinois and Farmers State Bank of Camp Point, Camp Point, Illinois. The banks offer a wide range of retail and corporate services through 18 offices located throughout central Illinois. At September 30, 1999, Illini Corporation had total assets of $174.9 million, total loans of $114.2 million and total deposits of $157.2 million.

Illini Corporation common stock is quoted on the OTC Bulletin Board under the symbol ILIN.




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